Exhibit 99.1

Hub Group, Inc. Announces First Quarter 2017 Earnings Expectations

OAK BROOK, Ill., April 10, 2017 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced today that, based on information known as of the date of this release, it expects diluted earnings per share for the first quarter ending March 31, 2017 to be in the range of 30 cents to 32 cents per share.  The expected earnings include one-time costs of approximately $1.5 million or $0.03 per share, for due diligence and severance expenses.

The primary factor affecting earnings in the first quarter lies within our intermodal business line.  We are experiencing a soft pricing environment due primarily to excess truck capacity and extraordinarily aggressive intermodal pricing.  This is evident in a highly competitive bid season that is about 27% complete.  The majority of our intermodal business reprices every year.  When we released our 2016 year end results, we anticipated that intermodal pricing would begin to rise in 2017.   Instead we are seeing greater downward pressure on intermodal pricing.

On the positive side, our truck brokerage and Unyson Logistics business lines continue to outperform last year.  Hub segment truck brokerage revenue is expected to increase between 30% and 32% year-over-year in the first quarter.  Unyson’s pipeline is exceeding the growth levels we experienced in 2016.  We expect Unyson revenue to be up between 20% and 22% year-over-year in the first quarter.  These results confirm our strategy to diversify our product offerings.

“We believe the current intermodal pricing environment is an aberration that will improve as truck capacity becomes tighter and pricing becomes more rational.  Intermodal will always be a major part of Hub’s business.  But through diversification, the inevitable cyclical rise and fall of intermodal prices will have less of an impact on earnings,” said Dave Yeager, Hub’s Chairman and CEO. “We are working diligently to further diversify our product offerings through acquisitions.”

While we are intensifying our cost containment efforts, we will continue to make strategic investments in technology and people to strengthen our competitive position in the market.

FIRST QUARTER EXPECTATIONS
We expect revenue will increase between 10% and 12% in the first quarter compared to last year.

Projected gross margin will decrease between $6.7 million and $7.1 million driven by a decline in intermodal margin, partly offset by an increase in truck brokerage and logistics gross margin.

Estimated operating expenses will range between $84.2 million and $84.6 million for the quarter ended March 31, 2017.

We believe our effective tax rate will be approximately 37%.

FULL-YEAR 2017 OUTLOOK
We expect that our full-year 2017 diluted earnings per share will range from $1.60 to $1.80.

We intend to release first quarter earnings after the market closes on April 26, 2017.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs, intermodal prices (including the timing of any changes), the timing of any acquisitions and expenses relating thereto, the future performance of Hub’s Truck Brokerage and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments by Hub, the shipping volumes, anticipated intermodal margins, the amount and timing of operating expenses and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016.  Hub Group assumes no liability to update any such forward-looking statements.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745